Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

People’s United Financial, Inc.:

We consent to the use of our reports dated March 1, 2019, with respect to the consolidated statements of condition of People’s United Financial, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference in the registration statement on Form S-3 of People’s United Financial, Inc., and to the reference to our firm under the heading “Experts” in the prospectus include therein.

/s/ KPMG LLP

Stamford, Connecticut

September 30, 2019